Exhibit 99.1

FOR IMMEDIATE RELEASE

OLENOX EXPANDS ENERGY PLATFORM WITH COMPLETION OF WILDBOY AND ODIN ACQUISITIONS,ADVANCING GAS-TO-POWER-TO-COMPUTE STRATEGY

Acquisitions add producing natural gas assets in British Columbia and a registered 100 MW power-development platform in Texas, positioning Olenox to serve growing AI and data center demand

CONROE, Texas -- October 20, 2026 -- Olenox Industries Inc. (NASDAQ: OLOX) (“Olenox” or the “Company”) today announced that it has completed the acquisition of 100% of the issued and outstanding capital stock of Wildboy Holdings, Ltd. (“Wildboy Holdings”) and IPD Industries, Inc. (“IPD”), bringing together natural gas resources and processing infrastructure in British Columbia with a power-development platform near the Waha Hub in West Texas.

Wildboy Holdings was acquired from Wildboy Industries, Ltd., and IPD was acquired from Odin International, Inc. The acquisitions advance Olenox’s strategy to build an integrated gas-to-power-to-compute platform, connecting natural gas resources with electricity generation and higher-value applications, including artificial intelligence, data centers and digital-asset operations such as the Company’s CS Digital business.

The acquisition purchase price is US$21.7 million, with consideration consisting almost entirely of Olenox Series F preferred stock. Securities issued to the sellers are convertible into shares of the Company’s common stock, subject to certain conversion limitations and lock-up provisions. The structure allows the sellers to participate in Olenox’s future growth while preserving the Company’s near-term cash position.

“Power is becoming one of the defining constraints on the growth of artificial intelligence and digital infrastructure. With these acquisitions, we are building a platform that starts with the energy itself,” said Michael McLaren, Chairman and Chief Executive Officer of Olenox. “Wildboy gives us control of natural gas resources, and IPD gives us a registered foundation for developing power generation in West Texas. Together, they position us to capture more value across the chain -- from gas to electricity to computing. The acquisition economics and limited upfront cash requirement allow us to accelerate the vision we presented to our board in May. This closing moves us from assembling the platform to executing on it.”

Located in northeastern British Columbia, the Wildboy assets include a natural gas processing facility with capacity of up to 144 million cubic feet per day and approximately 184,785 acres. According to independent reserve work dated September 30, 2026, the assets contain approximately 56.8 billion cubic feet of proved developed natural gas reserves. Management estimates that available gas could support an initial power-generation opportunity of up to 50 MW, subject to generation equipment, supporting infrastructure, applicable approvals and operating conditions.

The acquired IPD platform near Pecos, Texas, holds a 100 MW self-generator registration with the Public Utility Commission of Texas. Olenox intends to pursue modular development, adding generation capacity in stages aligned with customer demand and available capital, subject to financing, final equipment and gas supply agreements, and applicable approvals.

Together, the acquisitions position Olenox to participate in multiple stages of the energy value chain, from natural gas production and processing to electricity generation and computing applications. By controlling fuel resources and developing generation capacity, the Company aims to capture additional value from its energy assets while expanding potential revenue opportunities across data centers, digital assets and industrial power supply.

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About Olenox Industries Inc.

Olenox Industries Inc. (NASDAQ: OLOX) is a vertically integrated U.S. energy company operating across multiple business lines, including oil and gas, energy services and energy technologies, including the proprietary Olenox process. The Company is focused on acquiring, optimizing and scaling energy-related infrastructure and operating assets, with a strategic focus on bringing low-cost natural gas to high-value end uses, including digital infrastructure and next-generation computing.

For additional information, visit www.olenox.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and other applicable U.S. federal securities laws. Forward-looking statements include, without limitation, statements regarding the anticipated benefits of the completed acquisitions; the Company’s integrated gas-to-power-to-compute strategy; development and integration plans; natural gas production, availability and reserves; processing and potential power-generation capacity; modular generation development; potential applications and revenue opportunities; preservation of cash resources; and future business, operations and financial performance.

These statements are based on current expectations and assumptions and are subject to risks, uncertainties and other factors, many of which are outside the Company’s control, that could cause actual results to differ materially. Such factors include risks associated with integrating acquired businesses and assets; the accuracy and recoverability of reserve estimates; the availability of financing, equipment and infrastructure; the execution of definitive gas supply and generation equipment agreements; development costs and delays; the receipt and maintenance of permits, registrations, approvals and third-party consents; the ability to secure customers and commercial agreements; the possibility that estimated natural gas availability or power-generation capacity will not be achieved; volatility in natural gas and electricity prices; dilution associated with equity securities; regulatory developments in the United States and Canada; and other risks and uncertainties described in the Company’s filings with the U.S. Securities and Exchange Commission.

Readers are cautioned not to place undue reliance on forward-looking statements. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

Investor and Media Contacts

Olenox Industries Inc.
Investor Relations
investors@olenox.com

Rona Menashe
Guttman Associates PR
Rona@GuttmanPR.com

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